Exhibit 99.2

Quoin Pharmaceuticals Announces Pricing of $6.5 Million Public Offering

ASHBURN, Va., March 05, 2024 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (the “Company” or “Quoin”), a specialty pharmaceutical company focused on rare and orphan diseases, today announced the pricing of its "reasonable best efforts" public offering of 4,062,500 ordinary shares represented by 4,062,500 American Depositary Shares (or pre-funded warrants in lieu thereof), Series D warrants to purchase an aggregate of up to 4,062,500 ordinary shares represented by 4,062,500 American Depositary Shares and Series E warrants to purchase an aggregate of up to 4,062,500 ordinary shares represented by 4,062,500 American Depositary Shares at a combined purchase price of $1.60 per American Depositary Share and associated Series D warrant and Series E warrant for aggregate gross proceeds of approximately $6.5 million before deducting placement agent fees and other offering expenses. The Series D and Series E warrants will have an exercise price of $1.60 per share, will be exercisable immediately following the date of issuance and will expire in two years and five years, respectively, from their issuance.

The closing of the offering is expected to occur on or about March 7, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

In connection with the offering, the Company has entered into an agreement with existing investors of the Company to reduce the exercise price of outstanding warrants to purchase up to 638,834 ADS which were issued in the Company's August, 2022 and February, 2023 public offerings (the "Prior Warrants") from $13.20 per ADS with respect to the August 2022 warrants and $12.00 per ADS with respect to the February 2023 warrants (both prices having been adjusted pursuant to the Company’s one-for-twelve reverse stock split effective July 18, 2023) to $1.60 per ADS, effective upon the closing of this offering. Additionally, the term of the Prior Warrants shall be amended such that the new termination date shall be March 7, 2029.

A registration statement on Form S-1, as amended (No. 333-277016) (“Form S-1”), relating to the offering was filed with the Securities and Exchange Commission (“SEC”), and it was declared effective on February 14, 2024. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a clinical stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa and others. For more information, visit: www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not a description of historical facts, including, but not limited to, statements regarding the offering, the expected gross proceeds and the expected closing of the offering, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" included in Form S-1 and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Investor Relations

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341